EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION: Jim Raabe	HALLIBURTON INVESTOR RELATIONS: Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2013 Fourth Quarter and Full Year Results

OMAHA, Neb., October 10, 2013—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter ended August 31, 2013.

Fourth Quarter Results

Fourth quarter fiscal 2013 revenues were a record $148.4 million, increasing 16 percent from $127.8 million in the same prior year period. Net earnings were $10.4 million or $0.81 per diluted share compared with $8.8 million or $0.68 per diluted share in the prior year.

Total irrigation equipment revenues increased 19 percent to $128.2 million from $107.9 million in the prior fiscal year’s fourth quarter due to strong demand in international markets. U.S. irrigation revenues of $53.9 million decreased 4 percent off of drought driven sales increases in the corn belt last year, while international irrigation revenues of $74.3 million increased 44 percent including $17.4 million sales from a contract to provide irrigation equipment in Iraq. Infrastructure revenues increased 2 percent to $20.2 million.

Gross margin was 26.0 percent of sales compared to 25.6 percent of sales in the prior year’s fourth quarter. Gross margins in irrigation declined by approximately 1 percentage point as U.S. margins improved but were offset by a higher mix of international sales. Infrastructure gross margins improved by approximately 8 percentage points primarily due to a larger mix of Road Zipper sales.

Operating expenses were $22.8 million compared to $20.1 million in the same prior year period. Current year expenses included higher personnel and incentive compensation, acquisition expenses and selling expenses associated with higher revenues. Operating expenses were 15.3 percent of sales in the fourth quarter of fiscal 2013 compared with 15.7 percent of sales in the prior year period. Operating margins of 10.6 percent increased from 9.9 percent in the prior year period.

Cash and cash equivalents of $151.9 million were $8.5 million higher compared to the end of the fourth quarter in the prior fiscal year, while debt decreased $4.3 million.

Backlog of unshipped orders at August 31, 2013 was $66.5 million compared with $57.1 million at August 31, 2012 and $80.0 million at May 31, 2013. Current backlog includes $4.7 million remaining from the Iraq order announced in the second quarter. Backlog increased year over year in other international irrigation markets and infrastructure, while backlog in U.S irrigation markets declined.

Twelve Month Results

Total revenues for the year ended August 31, 2013 were $690.8 million, a 25 percent increase from $551.3 million in the same prior year period. Net earnings were $70.6 million or $5.47 per diluted share compared with $43.3 million or $3.38 per diluted share in the prior year. Fiscal 2012 operating costs included $7.2 million of expenses, or $0.37 per diluted share on an after tax basis, relating to an increase in the Company’s estimated liability for environmental remediation at its Lindsay, Nebraska facility.

Total irrigation equipment revenues increased 32 percent to $626.0 million from $475.3 million during the prior fiscal year. U.S. irrigation revenues of $385.7 million increased 26 percent, while international irrigation revenues of $240.3 million increased 41 percent due to sales growth in most markets, and most significantly in the Middle East and South America. Infrastructure revenues decreased 15 percent to $64.8 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Record sales in our U.S. and international irrigation markets have led to an outstanding year in 2013. The fourth quarter results also reflected strong growth in sales and profit, although we experienced a slowing of orders in the U.S. irrigation markets in our traditionally slower fourth quarter, as compared to the drought effect on demand at the same time last year.”

Parod added, “Drivers for the Company’s markets of population growth, expanded food production and efficient water use provide a solid backdrop for long term growth. We anticipate lower U.S. irrigation sales in 2014 due to lower commodity prices and challenging comparisons to the prior year. Demand in international markets appears more stable due to lower mechanized irrigation penetration, and the acquisition of the Lakos brand of filtration products reinforces our positioning and provides additional growth opportunities. Regarding the infrastructure business, with the recent restructuring implemented we are positioned for profitable growth as those markets improve.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2013 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 69955879. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At August 31, 2013 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended August 31,		Years ended August 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Operating revenues	$148,397	$127,817	$690,848	$551,255
Cost of operating revenues	109,820	95,069	496,014	402,737

Gross profit	38,577	32,748	194,834	148,518

Operating expenses:
Selling expense	8,942	6,968	32,937	28,104
General and administrative expense	11,385	10,434	43,441	38,198
Engineering and research expense	2,449	2,654	11,395	9,481
Environmental remediation expense	—	—	—	7,225

Total operating expenses	22,776	20,056	87,773	83,008

Operating income	15,801	12,692	107,061	65,510
Interest expense	(46)	(116)	(304)	(492)
Interest income	129	177	496	504
Other (expense) income, net	(198)	(100)	54	(414)

Earnings before income taxes	15,686	12,653	107,307	65,108
Income tax expense	5,258	3,894	36,737	21,831

Net earnings	$10,428	$8,759	$70,570	$43,277

Earnings per share:
Basic	$0.81	$0.69	$5.50	$3.41
Diluted	$0.81	$0.68	$5.47	$3.38
Shares used in computing earnings per share:
Basic	12,865	12,718	12,830	12,704
Diluted	12,943	12,843	12,901	12,810
Cash dividends declared per share	$0.130	$0.115	$0.475	$0.385

Lindsay Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(unaudited)

	August 31,	August 31,
(in thousands, except par values)	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$151,927	$143,444
Receivables, net	120,291	82,565
Inventories, net	68,607	52,873
Deferred income taxes	12,705	9,505
Other current assets	15,261	10,478

Total current assets	368,791	298,865
Property, plant and equipment, net	65,064	56,180
Intangible assets, net	36,007	25,070
Goodwill	37,414	29,961
Other noncurrent assets	5,020	5,455

Total assets	$512,296	$415,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,276	$31,372
Current portion of long-term debt	—	4,285
Other current liabilities	59,816	44,781

Total current liabilities	102,092	80,438
Pension benefits liabilities	6,324	6,821
Deferred income taxes	15,415	9,984
Other noncurrent liabilities	7,827	7,450

Total liabilities	131,658	104,693

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,571	18,421
Capital in excess of stated value	49,764	43,140
Retained earnings	405,580	341,115
Less treasury stock	(90,961)	(90,961)
Accumulated other comprehensive loss, net	(2,316)	(877)

Total shareholders’ equity	380,638	310,838

Total liabilities and shareholders’ equity	$512,296	$415,531

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended August 31,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$70,570	$43,277
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,600	12,468
Provision for uncollectible accounts receivable	1,543	379
Deferred income taxes	(5,048)	(3,868)
Share-based compensation expense	4,573	3,939
Other, net	(859)	959
Changes in assets and liabilities:
Receivables	(36,557)	(7,570)
Inventories	(10,020)	(5,609)
Other current assets	(4,054)	(641)
Accounts payable	9,188	723
Other current liabilities	14,578	(1,602)
Current taxes payable	764	5,408
Other noncurrent assets and liabilities	227	4,576

Net cash provided by operating activities	57,505	52,439

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,136)	(9,890)
Proceeds from sale of property, plant and equipment	22	116
Acquisition of business, net of cash acquired	(29,007)	—
Proceeds from settlement of net investment hedges	1,944	3,378
Payments for settlement of net investment hedges	(2,904)	(453)

Net cash used in investing activities	(41,081)	(6,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,036	567
Common stock withheld for payroll tax withholdings	(2,441)	(577)
Principal payments on long-term debt	(4,285)	(4,286)
Excess tax benefits from share-based compensation	2,800	387
Dividends paid	(6,105)	(4,894)

Net cash used in financing activities	(7,995)	(8,803)

Effect of exchange rate changes on cash and cash equivalents	54	(1,510)

Net change in cash and cash equivalents	8,483	35,277
Cash and cash equivalents, beginning of period	143,444	108,167

Cash and cash equivalents, end of period	$151,927	$143,444